Exhibit 10.12

ROYALTY INTEREST FINANCING AGREEMENT
Dated as of December 21, 2023
between
UNITED IN ENDEAVOUR, LLC.
and
DARÉ BIOSCIENCE, INC.

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- i –
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-ii-
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This ROYALTY INTEREST FINANCING AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of December 21, 2023 by and between United in Endeavour, LLC, a limited liability company organized under the laws of the State of Georgia (“Investor”), and Daré Bioscience, Inc., a corporation organized under the laws of the State of Delaware (“Company”).
WHEREAS, TriLogic Pharma, LLC, a limited liability company organized under the laws of the State of Delaware (“TriLogic”) and MilanaPharm LLC, a limited liability company organized under the laws of the State of Delaware (“MilanaPharm”) have entered into that certain License Agreement, dated April 5, 2013, pursuant to which TriLogic granted to MilanaPharm an exclusive royalty-free license, with the right to sublicense, certain intellectual property (the “TriLogic License”), and Company, TriLogic and MilanaPharm have entered into that certain Exclusive License Agreement, dated January 9, 2017, as amended December 5, 2018, December 3, 2019 and September 21, 2021, and as further amended and modified pursuant to that certain Consent, Waiver and Stand-By License Agreement, dated March 30, 2022, among the foregoing parties and Organon International GmBH, a limited liability company organized under the laws of Switzerland (“Organon” or “Sublicensee”), a copy of which existing as of the date hereof is attached hereto as Exhibit C (collectively, together with the TriLogic License, and as all of the foregoing may be hereafter amended, the “License Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Company has been granted a license, with the right to grant sublicenses, to research, develop, make, have made, use, offer for sale, sell, import and commercialize XACIATO, an FDA-approved drug product for the treatment of bacterial vaginosis (“Xaciato” or “Xaciato Product”);
WHEREAS, under the terms of that certain Exclusive License Agreement between Company and Organon, dated March 31, 2022, as amended July 4, 2023, a copy of which existing as of the date hereof is attached hereto as Exhibit A (as the same may be hereafter further amended, the “Sublicense Agreement”), subject to the terms and conditions set forth therein, Company has exclusively sublicensed to Organon certain of its rights under the License Agreement by granting Organon an exclusive license and sublicense, to among other things, commercialize the Xaciato Product in the Field in the Territory (each as defined below);
WHEREAS, Company wishes to sell, assign, convey and transfer to Investor, and Investor wishes to purchase and accept the assignment, conveyance, and transfer from Company, the Purchased Interest (as defined below) subject to the Hard Cap, upon and subject to the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:
Article I.
DEFINITIONS
Section 1.01Definitions.
The following terms, as used herein, shall have the following meanings:
“Affiliate” shall mean, with respect to a particular Party, any corporation or non-corporate business entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party. For purposes of this definition, an entity will be regarded as in control of another entity (with correlative meanings for “controlled by” and “under common control with”) if: (a) such entity owns, directly or indirectly, at least 50% of the securities or capital stock with the ability to vote to elect directors (or similar controlling management) of such entity, or has other comparable ownership and voting interest with respect to any entity

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other than a corporation; or (b) it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.
“Aggregate Investment Amount” shall mean the sum of the Initial Investment Amount and the Total Supplemental Discretionary Investment Amount.
“Agreement” shall have the meaning set forth in the Preamble.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all applicable anti-money laundering or counter terrorist financing laws and regulations, including, without limitation, the Bank Secrecy Act of 1970, as amended, among others, by the Money Laundering Control Act of 1986, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act), and the Anti-Money Laundering Act of 2020; or any other United States law or regulation governing such activities; and the anti-money laundering and counter terrorist financing statutes of all applicable jurisdictions, the rules and regulations promulgated thereunder, and any related or similar applicable rules, regulations, or guidelines, issued, administered or enforced by any governmental entity (collectively, the “Anti-Money Laundering Laws”).
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of any Governmental Authority with jurisdiction over the Licensed Products and all orders and decrees of all courts and arbitrators.
“Bankruptcy Event” shall mean the occurrence of any of the following in respect of Company:
(a)Company shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or Company shall make a general assignment for the benefit of its creditors;
(b)there shall be commenced against Company any case, proceeding or other action of a nature referred to in clause (i) above which remains undismissed, undischarged or unbonded for a period of sixty (90) calendar days;
(c)there shall be commenced against Company any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (i) all or any substantial portion of its assets and/or (ii) the Xaciato Product or any substantial portion of the Intellectual Property related to the Xaciato Product, which results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) calendar days from the entry thereof; or

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(d)Company shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b) or (c) above.
“Business Day” shall mean any day other than a Saturday, Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close or are not otherwise open for banking business.
“Call Option” shall have the meaning set forth in Section 2.02(c).
“Call Closing Date” shall have the meaning set forth in Section 2.02(c).
“Call Payment” means the Hard Cap. For the avoidance of doubt, the Call Payment shall be calculated as of the date of the payment of the Call Payment.
“Change of Control” shall mean, with respect to Company (or any parent entity of Company), any (a) transaction of merger, consolidation or amalgamation with, or (b) sale of all or substantially all of the assets of Company (or such parent entity) to which this Agreement relates to, any other Person if (i) in the case of a transaction described in clause (a), Company (or such parent entity) is the continuing or surviving entity or (ii) in the case of a transaction described in clause (a) or clause (b), Company (or such parent entity) is not the continuing or surviving entity but the continuing or surviving entity (including the purchaser of all or substantially all of the assets of Company (or such parent entity) in the case of a transaction described in clause (b)) shall have assumed all of the obligations of Company under the Sublicense Agreement, the License Agreement, this Agreement and the other Transaction Documents to which Company is a party immediately prior to such transaction; providing that in each case (a) and (b), such transaction (and such assignments and assumptions) are completed in accordance with the applicable Sublicense Agreement and License Agreement (after obtaining any necessary consent of the Sublicensee and the Licensor and do not otherwise cause a breach or default under the Sublicense Agreement or the License Agreement.
“Claim” shall mean any claim, action or proceeding (including any investigation by any Governmental Authority).
“Company” shall have the meaning set forth in the Preamble.
“Company Common Stock” means shares of the common stock of the Company.
“Company Expenses” shall have the meaning set forth in Section 5.11.
“Company Indemnified Party” shall have the meaning set forth in Section 7.06(b).
“Confidentiality Agreement” shall mean, collectively, (a) that certain Confidentiality Agreement between Company and E. Adam Webb, dated August 4, 2023, and (b) that certain Confidentiality Agreement between Company and Mark S. Green, dated November 28, 2023.
“Confidentiality Breach” means, with respect to the disclosure of any notice, demand, certificate, correspondence, report, or other communication under the Sublicense Agreement or the License Agreement (or any information contained therein) to Investor, that such disclosure would be expected, in Company’s reasonable judgment, to constitute a breach by Company of its confidentiality obligations under the Sublicense Agreement or License Agreement or owed to any Third Party.

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“Confidential Information” shall mean, subject to the last sentence of Section 5.04(a), all information (whether written or oral, or in electronic or other form) of a confidential nature (i) furnished by Company to Investor on or after August 4, 2023 and on or prior to the Effective Date, or (ii) furnished by Company to Investor on or after the Effective Date and during the Term, in case of each of clause (i) and clause (ii) concerning, or relating in any way, directly or indirectly, to Company, the Purchased Interest, the Intellectual Property, the Licensed Product or the transactions contemplated by this Agreement or any of the Transaction Documents, including, without limitation:
(a) the License Agreement, the Sublicense Agreement, and any other agreements involving or relating in any way, directly or indirectly, to the Purchased Interest or the transactions contemplated by this Agreement or any of the Transaction Documents, including all terms and conditions thereof and the identities of the parties thereto;
(b) any reports (including, without limitation, royalty reports and Sales Reports received under the Sublicense Agreement), data, materials or other documents and any proprietary information of any kind relating in any way, directly or indirectly, to (I) Company, Licensee, Sublicensee, or any other counterparty to any of the agreements referenced in clause (a), (II) the Purchased Interest, (III) the transactions contemplated by this Agreement, (IV) the Intellectual Property (including the Intellectual Property of any Licensor or Sublicensee) (including, without limitation, any information relating to any proceeding, suit, claim, action, arbitration, litigation, challenge or similar matter that is threatened, pending or settled in any court, governmental agency or body, panel, tribunal or similar body with respect to any such Intellectual Property), (V) the Licensed Product or (VI) other products giving rise to the Purchased Interest, and including reports, notices, certificates, instruments, data, materials or other documents and proprietary information of any kind delivered pursuant to or under any of the agreements referred to in clause (a); and
(c) any technical and business information, including techniques, data, inventions, practices, methods, knowledge, know-how, test and trial data and results (including from pre-clinical and/or human clinical testing/trials), analytical and quality control data, costs, sales, manufacturing, patent data, any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, processes, research, developments or any other Intellectual Property (including trade secrets) or information involving or relating in any way, directly or indirectly, to the Purchased Interests or the Licensed Product or other products giving rise to the Purchased Interest.
For the avoidance of doubt, this Agreement, the other Transaction Documents, the License Agreement, the Sublicense Agreement, and any notices or reports delivered by Company to Investor pursuant to this Agreement, including, but not limited to, Sales Reports and any other information or documents or materials provided by Company to Investor pursuant to this Agreement, shall be deemed to be Confidential Information, and Confidential Information shall also include all other proprietary information of Company. Confidential Information shall also include all analyses, compilations, forecasts, studies or other documents prepared by Investor, Investor’s Affiliates or any of Investor’s or Investor’s Affiliates’ representatives that contain, make use of or otherwise reflect any Confidential Information.
“Consent” shall mean any consent of Sublicensee, Licensor or any Third Party that is required for any Party hereto to execute, deliver, and/or perform this Agreement and the Transaction Documents.
“Dispute” shall have the meaning set forth in Section 3.12(j).
“Dollars” or “$” shall mean U.S. Dollars.

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“Effective Date” means the date of this Agreement.
“Field” shall mean the “Field” as defined in the Sublicense Agreement.
“Financial Statements” shall have the meaning set forth in Section 3.05.
“Financing Statements” shall have the meaning set forth in Section 2.01(b).
“Fiscal Quarter” shall mean, for the first calendar quarter, the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.
“Fiscal Year” shall mean (a) for the first such Fiscal Year, the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date occurs, (b) for each calendar year of the Payment Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last year of the Payment Term, the period beginning on January 1 of the year in which this Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.
“GAAP” shall mean United States generally accepted accounting principles as interpreted and accepted by the Financial Accounting Standards Board and the Securities and Exchange Commission, consistently applied through the applicable entity’s organization.
“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency, or instrumentality, whether foreign, federal, state, or local (domestic or foreign), including the Patent Office, the FDA, the United States National Institutes of Health, or any other government authority in any country.
“Hard Cap” shall mean, as of the applicable date of calculation, the amount that results in Investor receiving aggregate payments under this Agreement (including payments received by Investor in respect of the Purchased Interest and any prepayments made by Company to Investor pursuant to Section 2.02(a) of this Agreement) that achieves for Investor an internal rate of return of twelve percent (12%) (as calculated using the XIRR function in Microsoft Excel) on Investor’s payment of the Initial Investment Amount and the Total Supplemental Discretionary Investment Amount, if any, paid by Investor to Company in respect of the Purchased Interest as of such date.
“Indemnified Party” shall mean any Investor Indemnified Party or Company Indemnified Party.
“Initial Investment Amount” shall have the meaning set forth in Section 2.03(a).
“Intellectual Property” shall have the meaning set forth in Section 3.12(a).
“Investor” shall have the meaning set forth in the Preamble.
“Investor Indemnified Party” shall have the meaning set forth in Section 7.06(a).
“Know-How” means all non-public information, results and data of any type whatsoever, in any tangible or intangible form (and whether or not patentable), including databases, practices,

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methods, techniques, specifications, formulations, formulae, knowledge, skill, experience, data and results (including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical study data and results), analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.
“Knowledge” shall mean (a) with respect to Company, the actual knowledge of Sabrina Johnson and Lisa Walters-Hoffert, and (b) with respect to Investor, the actual knowledge of E. Adam Webb and Mark S. Green.
“License Agreement” shall have the meaning set forth in the Recitals.
“Licensed Intellectual Property” shall have the meaning set forth in Section 3.12(a).
“Licensed Product” shall mean the “Licensed Product” identified in subsection (a) of the definition of “Licensed Product” in the Sublicense Agreement (i.e. “a thermosetting vaginal gel formulated with clindamycin phosphate two percent (2%) that is the subject of the first Daré Marketing Authorization, in any and all packaging alternatives (including as to quantity)”).
“Licensor” shall mean MilanaPharm, and each of its successors and assigns.
“Liens” shall mean any lien, hypothecation, charge, instrument, preference, priority, security agreement, security interest, interest, mortgage, option, privilege, pledge, liability, covenant, order, tax, right of recovery, trust or deemed trust (whether contractual, statutory or otherwise arising) or any encumbrance, right or claim of any other person of any kind whatsoever whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.
“Losses” shall mean collectively, any and all claims, damages, losses, judgments, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding).
“Marketing Approval Application” shall mean an application for Regulatory Approval required before commercial sale or use of a Licensed Product as a medical product in a regulatory jurisdiction, including in the United States an NDA or PMA, or a prior approval supplement to an NDA or PMA or any amendments thereto submitted to the FDA with respect to a Licensed Product.
“Material Adverse Effect” shall mean (i) a Bankruptcy Event with respect to Company; (ii) a material adverse effect on the validity or enforceability of any of the Transaction Documents with respect to Company; (iii) a material adverse effect on the ability of Company to perform any of its material obligations under any of the Transaction Documents; (iv) a material adverse effect on the rights or remedies of Investor under any of the Transaction Documents with respect to Company; (v) a material adverse effect on the right of Investor to receive the Purchased Interest with respect to such Product; and (vi) a material adverse effect on the timing, amount or duration of the Royalties and Milestones with respect to such Product during the Payment Term.
“Material Contract“ shall mean all material agreements, whether oral or written, express or implied, including, without limitation, assignments, licenses, options, franchise, distribution, marketing and manufacturing agreements, sponsorships, project agreements, collaboration agreements, joint development agreements, agreements not to enforce, consents, settlements, assignments, Liens or mortgages, and any amendments(s) renewal(s), novation(s) and termination(s) pertaining thereto, now, or hereafter entered into, including, without limitation,

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the License Agreement and Sublicense Agreement, to which Company or any of Company’s Affiliates is a party or any of Company’s or its Affiliates’ respective assets or properties are bound or committed (other than the Transaction Documents) relating to the Product, the termination of which would have a material adverse effect on the timing, amount, or duration of the Royalties and Milestones.
“Milestones” shall mean with respect to each Calendar Year beginning January 1, 2024 and during the Payment Term, the five “Sales Milestone Payments”, if any, that become due and payable by Organon during the Payment Term pursuant to and in accordance with Section 6.2.2 of the Sublicense Agreement after giving effect to all adjustments, offsets, reductions, deductions, reimbursements, credits, and the like permitted to be taken pursuant to and in accordance with the Sublicense Agreement.
“NDA” shall mean a new drug application and all amendments and supplements thereto, submitted to the FDA with respect to the Product, including NDA 215650, approved by the FDA on December 7, 2021, and authorizing the U.S. marketing of XACIATO™ (clindamycin phosphate) vaginal gel for the treatment of Bacterial Vaginosis in female patients 12 years of age and older.
“Net Milestone Payments” shall mean with respect to each Calendar Quarter beginning January 1, 2024 and during the Payment Term, (i) all Milestones actually received by Company from Sublicensee under the Sublicense Agreement in the Calendar Quarter, less (ii) all amounts that are due and payable and actually paid by Company to the Sublicensee in accordance with the Sublicense Agreement in that Calendar Quarter, less (iii) all royalties, milestones, revenue shares and all other monetary amounts that are due and payable and actually paid by Company pursuant to and in accordance with the License Agreement in that Calendar Quarter; provided that the amounts set forth in (a)(ii)-(iii) above shall only be deducted from Milestones if and only to the extent such amounts have not already been deducted (and fully satisfied) from Royalties in calculating “Net Royalty Payments” (as defined below).
“Net Royalty Payments” shall mean with respect to each Calendar Quarter beginning January 1, 2024 and during the Payment Term, (i) all Royalties actually received by Company from Sublicensee under the Sublicense Agreement in the Calendar Quarter, less (ii) all amounts that are due and payable and actually paid by Company to the Sublicensee in accordance with the Sublicense Agreement in that Calendar Quarter, less (iii) all royalties, milestones, revenue shares and all other monetary amounts that are due and payable and actually paid by Company in accordance with the License Agreement and the Sublicense Agreement in that Calendar Quarter.
“Net Royalty/Milestone Payments” shall mean, collectively, the Net Royalty Payments and the Net Milestone Payments.
“Net Sales” shall mean the “Net Sales” in the “Territory” as each of those terms is defined in each of the Sublicense Agreement.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Organon” shall have the meaning set forth in the Recitals, and shall include its successors, and permitted assigns.
“Organon Consent” shall mean the consent of Organon substantially in the form of Exhibit B.
“Owned Intellectual Property” shall have the meaning set forth in Section 3.12(a).

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“Party” shall mean, individually, Company and Investor, and unless otherwise indicated the “Parties” shall refer to Company and Investor collectively.
“Patent Office” shall mean the respective patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Patents for the Licensed Products in the Territory.
“Patents” shall mean the rights and interests in and to all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof in the Territory in the Field relating to a Licensed Product, composition of matter, formulation, or methods of manufacture or use thereof that are issued or filed on or after the date hereof, including, without limitation, those identified in Schedule 3.12 in each case, which are owned or controlled by Company or any of its Affiliates.
“Payment Term” means the time period commencing on the Effective Date and expiring on the date upon which Investor has received in full cash payments in respect of the Purchased Interests totaling, in the aggregate, the Hard Cap.
“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.
“Product” shall mean the Xaciato Product.
“Product Specific Patents” shall mean the Patents set forth on Schedule 3.12(a) and any other Patent in the Territory hereafter filed that are solely related to the Xaciato Product.
“Purchased Interest” shall mean Investor’s right to receive from Company the percentage of the Net Royalty/Milestone Payments set forth in Exhibit D for each Fiscal Quarter during the Payment Term until Investor has received aggregate payments under this Agreement equal to the Hard Cap.
“Quarterly Report” shall mean, with respect to the relevant Fiscal Quarter, a report prepared by Company containing the amount payable to Investor with respect to the Purchased Interest for such Fiscal Quarter and for the 12 consecutive months ending with the last month of such quarter and showing in detail the basis for the calculation of such payments including, without limitation, (i) all Net Sales of the Licensed Products as reported in the applicable Sales Report, (ii) all payments of Milestones and Royalties paid by Sublicensee to Company in respect of such Net Sales of the Licensed Products as reported in the applicable Sales Report, and (iii) all payments payable with respect to such Fiscal Quarter to the Licensor and Sublicensee together with the calculation of such payments. Each Quarterly Report shall be accompanied by all Sales Reports provided by Sublicensee with respect to such Fiscal Quarter. Each Quarterly Report shall include reconciliation of such report to all information and data deliverable to Investor hereunder, together with relevant supporting documentation in Company’s possession as Investor may reasonably request. Each Quarterly Report shall be delivered by Company to Investor within ninety (90) days of the end of each Fiscal Quarter.
“Rate of Interest” shall mean the interest rate equal to and for the 12 consecutive months ending with the last month of such quarter and showing in detail the basis for the calculation of

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such payments the lesser of one and one-half percent (1.5%) per month or the maximum amount permitted by law.
“Receiving Party” shall have the meaning set forth in the definition of “Confidential Information”.
“Regulatory Agency” shall mean a Governmental Authority with responsibility for the oversight and approval of the manufacture, use, storage, marketing, import, export, transport, offer for sale, or sale of medical products in a particular jurisdiction within the Territory.
“Regulatory Approval” shall mean all marketing approvals (including, without limitation, where applicable, pricing and reimbursement approval), establishment licenses, registrations, or other authorizations granted by any Governmental Authority, including and Marketing Approval Application necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of any Licensed Product in a particular jurisdiction in the Field in the Territory in accordance with the Sublicense Agreement.
“Retained Interest” shall mean, individually and collectively: (a) all Royalties and Milestones paid, owed, accrued or otherwise payable by the Sublicensees under the Sublicense Agreements remaining after payment by Company to Investor of the Purchased Interest in accordance with this Agreement and the Transaction Documents; (b) all reimbursements, milestones, royalties, payments, fees, indemnification, damages, awards, settlement payments, or any other payments, compensation, or consideration of any kind pursuant to the Sublicense Agreement and the License Agreement other than the Purchased Interest, including but not limited to the First Commercial Sale Milestone set forth in Section 6.2.1 of the Sublicense Agreement.
“Royalties” shall mean with respect to each Calendar Year beginning January 1, 2023 (and payable for each Calendar Quarter beginning January 1, 2023) during the Payment Term, all royalties due and payable by Organon under Section 6.3 of the Sublicense Agreement on Net Sales of Xaciato in the Field in the Territory during such Calendar Quarter after giving effect to all adjustments, offsets, reductions, deductions, withholdings (including in respect of withholding Taxes required by Applicable Law), reimbursements, credits, and the like permitted to be taken pursuant to and in accordance with the Sublicense Agreement, including any interest payable by the Sublicensee under the Sublicense Agreement in connection with a late payment of such Royalties.
“Sales Report” shall mean, with respect to any Fiscal Quarter during the Payment Term, any report provided by or required to be provided by Sublicensee with respect to the Net Sales of the Product in the Field in the Territory in such Fiscal Quarter, including the notifications and reports required to be provided by Sublicensee to Company pursuant to Section 6.2.4(a) and Section 6.4 of the Sublicense Agreement in respect of the Milestones and Royalties.
“Sanctioned Country” means at any time, a country, region, or territory which is itself (or whose government is) the subject or target of any comprehensive Sanctions (including, as of the Effective Date, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, or His Majesty’s Treasury, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or

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on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Person or Persons.
“Sublicense Agreement” shall have the meaning set forth in the Preamble.
“Sublicensee” shall have the meaning set forth in the Preamble.
“Sublicensee/Licensor Confidential Information” shall mean the Confidential Information of the Sublicensee and/or the Licensor.
“Supplemental Discretionary Investment Amount 1” shall have the meaning set forth in Section 2.03(b)(i).
“Supplemental Discretionary Investment Amount 2” shall have the meaning set forth in Section 2.03(b)(ii).
“Supplemental Discretionary Investment Amount 3” shall have the meaning set forth in Section 2.03(b)(iii).
“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. tax, levy, impost, duty, assessment or withholding or other similar fee, deduction or charge, including all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation and other fees imposed by any taxing authority (and interest, fines, penalties and additions related thereto).
“Territory” shall mean the “Territory” as defined in the Sublicense Agreement.
“Third Party” shall mean any Person other than Company or Investor or their respective Affiliates.
“Third Party Claim” shall have the meaning set forth in Section 7.06(c).
“Total Supplemental Discretionary Investment Amount” shall mean, at the time of calculation, (a) if Company has exercised its rights to receive payment of Supplementary Discretionary Investment Amount 1, Supplementary Discretionary Investment Amount 2, and/or Supplementary Discretionary Investment Amount 3 pursuant to Sections 2.03(b)(i), Sections 2.03(b)(ii), and/or Sections 2.03(b)(iii), as applicable, and Investor has timely paid such amounts to Company pursuant to and in accordance with Section 2.03, then the amount equal to the total amount of such Supplemental Discretionary Investment Amounts that are timely paid to Company by Investor pursuant to and in accordance with Section 2.03, or (b) if Company has not exercised its right to receive payment of any Supplementary Discretionary Investment Amount pursuant to Sections 2.03(b)(i), Sections 2.03(b)(ii), and/or Sections 2.03(b)(iii), or Investor has failed to timely pay such amounts when due pursuant to and in accordance with Section 2.03, then the amount equal to $0.00. For the avoidance of doubt, the Total Supplementary Discretionary Investment Amount shall never be greater than $7,000,000.

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“Transaction Documents” shall mean this Agreement.
“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“Warrants” shall have the meaning set forth in Section 2.03(c).
“Xaciato” and “Xaciato Product” shall have the meaning set forth in the Recitals.
Article II.
PURCHASE AND SALE OF THE PURCHASED INTEREST
Section 1.01Purchase and Sale.
Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date, Company shall sell, assign, transfer and convey to Investor, and Investor agrees to purchase and accept the assignment, transfer and conveyance from Company, and subject to the conditions set forth in Article VI, the Purchased Interest. Investor’s interest in the Purchased Interest so assigned shall vest simultaneously with and only upon Company’s receipt of the full, irrevocable, non-refundable, and non-deductible upfront payment pursuant to Section 2.03(a) for such Purchased Interest.
Section 1.02Payments to Investor.
In consideration of the Investor paying the Investment Amount hereunder, the Company shall pay the Purchased Interests to the Investor as follows:
(a)Payments on Account of the Purchased Interest. After cash in respect of Milestones and Royalties in respect of the Product is paid by the Sublicensee to Company and all payments required to be made by Company under the License Agreement and Sublicense Agreement have been made to the Licensor and Sublicensor in respect of the Product, Company shall determine the amount of Net Royalties and Net Milestone Payments and calculate the amount of the Purchased Interest due and owing to Investor and the amount of the Retained Interest due and owing to Company. During the Payment Term, Company shall make payments due and owing to Investor in respect of the Purchased Interest until the date on which the Investor has received payments in respect of the Purchased Interests equal to the Hard Cap. Company shall make such payments within fifteen (15) Business Days of Company’s calculation of the amount of the Purchased Interest and shall provide Investor with a Quarterly Report setting forth such amount and the calculation thereof. To any extent funds paid by Sublicensee to Company are not actually deposited in an escrow account until such time as payments are made to Investor, such funds shall be treated as escrowed and off-limits for all other purposes until Investor has been paid all amounts owed therefrom. If any payment problems accrue due to such funds not being treated as escrowed funds, Investor shall promptly be made whole and the Parties agree to negotiate an appropriate escrow agreement to prevent any future such irregularities. Company shall have the right, at any time and from time to time, to make voluntary prepayments to Investor, and such payments shall be credited against the Hard Cap. This Agreement shall be in full force and effect for the duration of the Payment Term.
(b)Discrepancies. For avoidance of doubt, the Parties understand and agree that if a Sublicensee fails to pay any Milestones or Royalties (or portion thereof) during the Payment Term when due under the Sublicense Agreement (each such unpaid amount, a “Discrepancy”), then Company shall not be obligated to pay to Investor or otherwise compensate or make Investor whole with respect to any portion of such Discrepancy; provided, however, that Company shall, at Investor’s reasonable request and upon reasonable consultation with Investor,

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enforce the terms of the Sublicense Agreement in accordance with Company’s exercise of its reasonable business judgment, and upon any recovery of a Discrepancy, and the determination of the amount of such Discrepancy due and owing to Investor in respect of any unpaid portion of the Purchased Interest, Company shall transfer such portion of such Discrepancy in respect of the Purchased Interest to Investor as set out in Section 2.02(a).
(c)Call Option. The Company shall have the right, but not the obligation, at any time (the “Call Option”), exercisable upon ten (10) days’ prior written notice to Investor, to repurchase all, but not less than all, of the Purchased Interest from the Investor at a repurchase price equal to the Call Payment. In order to exercise the Call Option, the Company shall deliver written notice to Investor of its election to so repurchase the Purchased Interest not less than ten (10) days prior to the proposed closing date (the “Call Closing Date”); provided, however, that such notice may state that it is conditioned upon the effectiveness of any financing transaction or one or more other events specified therein (including the occurrence of a Change of Control), in which case such notice may be revoked by the Company (by notice to the Investor no later than five (5) days prior to the specified effective date) if such condition is not satisfied. On the Call Closing Date, the Company shall repurchase from the Investor the Purchased Interest at a price equal to the Call Payment, the payment of which shall be made by wire transfer of immediately available funds to the account designated by Investor.
(d)Payment Terms. The payments to be made by Company to Investor pursuant to this Section 2.02 shall be paid by wire transfer of immediately available funds to the account designated by Investor. In the event any amount due to Investor hereunder in respect of the Purchased Interest (other than any Discrepancy) is not made when due, each such amount shall accrue interest from the date due at the Rate of Interest, calculated on the basis of a 360-day, 12-month year, until payment is actually made to Investor.
(e)Termination of Purchased Interest. Once the Investor has received (i) aggregate payments under Section 2.02(a) equal to the Hard Cap or (ii) all of the amounts due pursuant to and in accordance with Section 2.02(c), (x) Company shall have no further obligations to the Investor with respect to the Purchased Interests, and Investor will not be entitled to any additional payments in respect of the Purchased Interests and (y) each of the Transaction Documents shall terminate. Immediately upon termination of this Agreement pursuant to this Section 2.02(e), Investor shall execute and deliver to, or at the direction of, the Company, at the Company’s sole cost and expense, all other releases and other documents as the Company shall reasonably request to evidence any such release.
Section 1.03Payments to Company.
(a)Initial Payment for Purchased Interest. In consideration for the sale and assignment by Company to Investor of the Purchased Interest, and subject to the terms and conditions set forth herein, including, without limitation, Section 6.01, on the Effective Date, Investor shall make an irrevocable, non-refundable, and non-deductible payment to Company of Five Million Dollars ($5,000,000.00), without any deduction for any withholding or other Taxes (the “Initial Investment Amount”).
(b)Supplemental Investment Amount (Company’s Option). In consideration for the sale and assignment by Company to Investor of the Purchased Interest, and subject to (x) the terms and conditions set forth herein, including, without limitation, Section 6.01, and (y) the Company having obtained the Organon Consent (including, for the avoidance of doubt, the Investor as a “Purchaser” thereunder):
i)at any time between January 1, 2024 through December 31, 2026, Company may in its sole discretion elect to exercise its right to receive, and upon such election in

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writing by Company, Investor shall make to Company, an irrevocable, non-refundable, and non-deductible payment of up to Three Million Dollars ($3,000,000.00) (such amount so elected by Company and paid by Investor to Company, the “Supplemental Discretionary Investment Amount 1”) within twenty (20) Business Days of the date of such notice;
ii)at any time between January 1, 2024 through December 31, 2026, Company may in its sole discretion elect to exercise its right to receive, and upon such election in writing by Company, Investor shall make to Company, a second irrevocable, non-refundable, and non-deductible payment of up to Three Million Dollars ($3,000,000.00) (such amount so elected by Company and paid by Investor to Company, the “Supplemental Discretionary Investment Amount 2”) within twenty (20) Business Days of the date of such notice;
iii)at any time between January 1, 2024 through December 31, 2026, Company may in its sole discretion elect to exercise its right to receive, and upon such election in writing by Company, Investor shall make to Company, a third irrevocable, non-refundable, and non-deductible payment of up to Three Million Dollars ($3,000,000.00) (such amount so elected by Company and paid by Investor to Company, the “Supplemental Discretionary Investment Amount 3”) within twenty (20) Business Days of the date of such notice; provided that the amount of the Supplemental Discretionary Investment Amount 3 shall not exceed an amount that would cause the Total Investment Amount to exceed Twelve Million Dollars ($12,000,000.00).
(c)Warrants. Upon funding the Initial Investment Amount, Company shall issue to Investor a warrant to purchase 5,000,000 shares of Company Common Stock in substantially the form attached hereto as Exhibit F (the “Closing Warrant”). If Company exercises its right receive any Supplemental Discretionary Investment Amount in accordance with Section 2.03(b), then, upon receipt of such payment, Company shall issue to Investor a warrant to purchase Company Common Stock in substantially the form attached hereto as Exhibit F (each, a “Supplemental Investment Warrant” and, together with the Closing Warrant, the “Warrants”) for a number of shares equal to 1,000,000 (as adjusted in accordance with Section 3(a) of the Warrant) for each $1,000,000 received. Any fundings which are not in even million-dollar increments shall accrue warrants pro-rata (e.g., $2,400,000/2,400,000 shares). For avoidance of doubt, the total number of shares that may become issuable under this Section 2.03(c) shall not exceed 12,000,000 (as adjusted in accordance with Section 3(a) of the Warrant).
(d)Payment Procedure. The payments to be made by Investor to Company pursuant to this Section 2.03 shall be paid by wire transfer of immediately available funds to the account(s) designated by Company. The Initial Investment Amount, the Supplemental Discretionary Investment Amount 1, as applicable, the Supplemental Discretionary Investment Amount 2, as applicable, and the Supplemental Discretionary Investment Amount 3, as applicable, will be non-creditable and non-refundable, and notwithstanding any provision to the contrary set forth in this Agreement, will not be subject to any withholding or offset or reduction for any Tax.
Section 1.04No Assumed Obligations.
Notwithstanding any provision in this Agreement or any other Transaction Document or writing to the contrary, Investor is accepting the purchase and assignment of only the Purchased Interest and is not assuming any liability or obligation of Company or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether known or unknown, and whether under the Sublicense Agreements or otherwise (the “Excluded

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Liabilities and Obligations”). All such Excluded Liabilities and Obligations shall be retained by and remain obligations and liabilities solely of Company or its Affiliates.
Article III.
REPRESENTATIONS AND WARRANTIES OF COMPANY
Company, hereby represents and warrants to Investor the following:
Section 1.01Organization.
Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of Delaware, and has all corporate powers and all licenses, authorizations, consents and approvals required in connection with the transactions contemplated by the Transaction Documents.
Section 1.02Entity Authorization.
Company has all necessary power and authority to enter into, execute and deliver the Transaction Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by Company and each Transaction Document constitutes the valid and binding obligation of Company, enforceable against Company in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or general equitable principles.
Section 1.03Governmental Authorization.
The execution and delivery by Company of the Transaction Documents, and the performance by Company of its obligations hereunder and thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Governmental Authority.
Section 1.04Ownership Intellectual Property Related to the Purchased Interest.
(a)To the Knowledge of Company, Company owns, or holds a valid license under, all of the Intellectual Property, subject to the rights of the Licensor under the License Agreement and the rights of the Sublicensee under the Sublicense Agreement, and no license or covenant not to sue under any Intellectual Property or Regulatory Approvals with respect to any Licensed Product has been granted by Company to any Third Party in the Territory, with the exception of the rights granted to the Sublicensee under the Sublicense Agreement and the rights granted to the Licensor under the License Agreement.
(b)(i) Company, as of immediately prior to the sale and assignment of the Purchased Interest as provided herein, was and through the terms of the Sublicense Agreement continued to be, the sole holder of, the Purchased Interest; (ii) Company has not transferred, sold, conveyed, assigned, or otherwise disposed of, or agreed to transfer, sell, convey, assign, or otherwise dispose of any portion of the Milestones or Royalties other than as contemplated by this Agreement; (iii) no Person other than Company has any right to receive the payments payable under the Sublicense Agreement, other than Investor’s rights with respect to the Purchased Interest, from and after the Effective Date; (iv) Company has the full right to sell, transfer, convey and assign to Investor all of its rights and interests in and to the Purchased Interest without any requirement to obtain the consent of any Person which has not been obtained; and (vi) subject to the payment by Investor to Company pursuant to Section 2.03(a).

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Section 1.05Financial Statements.
Company has provided to Investor its audited balance sheets as of December 31, 2021 and December 31, 2022, and the related audited statements of operations, stockholders’ equity, and cash flows of Company for the year ended December 31, 2021 and 2022, and the unaudited consolidated balance sheet of Company and its Subsidiaries at September 30, 2023 and the related unaudited consolidated statements of operations and cash flows of Company and its Subsidiaries for the fiscal quarter ended September 30, 2023 and the accompanying footnotes thereto (such sheets and statements and footnotes, the “Financial Statements”). The Financial Statements are complete and accurate in all material respects, were prepared in accordance with GAAP and present fairly in all material respects the financial position and the financial results of Company as of the dates and for the periods covered thereby.
Section 1.06No Undisclosed Liabilities.
Except for those liabilities (i) specifically identified in the Financial Statements, (ii) incurred by Company in the ordinary course of business since September 30, 2023, or (iii) in connection with Company’s obligations under the Transaction Documents, there are no material liabilities of Company of any kind whatsoever, whether accrued, contingent, absolute, determined, or determinable, except as would not reasonably be expected to result in a Material Adverse Effect. The Company agrees that it has not previously and shall never in the future borrow against or assign any portion of its interest in the funds to be paid by Sublicensee to Company for the Xaciato Product to any third party without advance disclosure and written approval of Investor.
Section 1.07Solvency.
Assuming consummation of the transactions contemplated by the Transaction Documents, (i) the present fair saleable value of assets of Company is greater than the amount required to pay its debts as they become due, (ii) Company does not have unreasonably small capital with which to engage in its business, and (iii) Company has not incurred, nor does Company have present plans to or intend to incur, debts or liabilities beyond its ability to pay such debts or liabilities as they become absolute and matured.
Section 1.08Litigation.
There is no (i) action, suit, arbitration proceeding, claim, investigation or other proceeding pending against Company or, to the Knowledge of Company, threatened against Company, or, to the Knowledge of Company, pending or threatened against the Licensor or Sublicensee or (ii) governmental inquiry pending or, to the Knowledge of Company, threatened against Company, or, to the Knowledge of Company, the Licensor or the Sublicensee, in each case with respect to clauses (i) and (ii) above, which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect. There is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of Company, threatened against Company, or to the Knowledge of Company, pending or threatened against the Licensor or the Sublicensee or any other Person, relating to the Royalties and Milestones, which, if adversely determined, in each case that would reasonably be expected to result in a Material Adverse Effect.
Section 1.09Compliance with Laws.
(a)Company (i) is not in violation of, has not violated, or to the Knowledge of Company, is not under investigation with respect to, and (ii) has not been, or to the Knowledge of Company, threatened to be, charged with or been given notice of any violation of any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license entered by

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any Governmental Authority applicable to Company, the Royalties or the Milestones that would reasonably be expected to result in a Material Adverse Effect.
(b)As of the Effective Date, Company, or to the knowledge of Company, any of its directors, officers, employees, agents, representatives or Affiliates (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, (iii) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (iv) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons in violation of any Sanctions.
Section 1.10Conflicts.
Neither the execution and delivery of any of the Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Company or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which Company is a party or by which Company or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the certificate of incorporation or by-laws of Company; (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority other than the consents obtained by Company prior to the Closing; or (iv) give rise to any right of termination, cancellation or acceleration of any right or obligation of Company or any other Person or to a loss of any benefit relating to the Purchased Interest; in each case (i)-(iv) above, which would reasonably be expected to result in a Material Adverse Effect.
Section 1.11[Reserved].
Section 1.12Intellectual Property.
(a)Schedule 3.12(a) sets forth an accurate, true and complete list (by category and family) of all (i) Patents (including pending Patent applications) and utility models, (ii) trade names, common law trademarks, common law service marks, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (iii) registered and unregistered copyrights and (iv) domain name registrations and websites, in each case with respect to clauses (i), (ii), (iii) and (iv) above in this subsection (a) that are owned, controlled by, issued to, licensed to, licensed by or hereafter acquired by or licensed by Company that are necessary or used to make, have made, use, sell, have sold, offer for sale, import, develop, promote, market, distribute, manufacture, commercialize or otherwise exploit the Xaciato Product in the Field in the Territory (collectively, the “Intellectual Property”). Schedule 3.12(a) identifies the Intellectual Property that is owned exclusively by Company (the “Owned Intellectual Property”) and the Intellectual Property that is in-licensed to Company pursuant to the License Agreement (the “Licensed Intellectual Property”). For each item of Intellectual Property listed on Schedule 3.12(a), Schedule 3.12(a) accurately identifies, as applicable, (i) the owner, (ii) the countries in which such listed item is patented or registered or in which an application for Patent or registration is pending, (iii) the application number, (iv) the Patent or registration number, (v) the expected expiration date, as applicable, including any applicable term extensions or supplemental protection certificates, if applicable, and (vi) the earliest relied

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upon priority filing date used to calculate the expiration date. To the Knowledge of Company, except as disclosed therein, each item of Intellectual Property listed on Schedule 3.12(a) is valid, enforceable, and subsisting and no Intellectual Property listed on Schedule 3.12(a) has lapsed, expired, been cancelled, or become abandoned, except in the ordinary course of prosecution. To the Knowledge of Company, each of the issued U.S. Patents listed in Schedule 3.12(a) correctly identifies each and every inventor thereof as determined in accordance with the laws of the United States.
(b)Schedule 3.12(b) sets forth an accurate, true and complete list of all Material Contracts pursuant to which Company has the legal right to exploit intellectual property that is owned by another Person or a Third Party with respect to the Licensed Product in the Territory. There are no unpaid fees or royalties under any agreement listed on Schedule 3.12(b) that have become due, or are expected to become overdue, as of the Effective Date, other than amounts required to be paid to Licensor under the License Agreement and to the Sublicensee under the Sublicense Agreement.
(c)Each agreement listed in Schedule 3.12(b) is legal, valid, binding, enforceable, and in full force and effect. Company is not in material breach of such listed agreements, and, to the Knowledge of Company, no circumstances or grounds exist that would give rise to a claim of breach or right of rescission, termination, revision, or amendment of any of the agreements specified in Schedule 3.12(b), including, without limitation, the execution, delivery and performance of this Agreement and the other Transaction Documents.
(d)Except for Intellectual Property licensed to Company pursuant to any agreement listed on Schedule 3.12(b) and the Owned Intellectual Property, to the Knowledge of Company, no other Intellectual Property is necessary for the Sublicensee to make or have made the Xaciato Product in the Field in the Territory and to offer to sell, have sold, use, import, distribute, commercialize, or market Xaciato in the Field in the Territory. To the Knowledge of Company, the manufacture, use or sale of the Xaciato Product in the Field in the Territory by the Sublicensee as contemplated in the Sublicense Agreement does not infringe upon any valid and enforceable Third Party’s patents. Company has not received any written notice from a Third Party alleging, and to the Knowledge of Company, no Third Party has alleged, that the manufacture, use or sale of the Xaciato Product the by the Sublicensee in the Field in the Territory infringes on any patent rights of a Third Party.
(e)Company possesses the sole, exclusive, valid, marketable and unencumbered title to the Owned Intellectual Property listed on Schedule 3.12(a); all assignments from each inventor of the Owned Intellectual Property to Company, have been executed and recorded in the United States Patent and Trademark Office for each of the Patents comprising Owned Intellectual Property; there are no recorded Liens on or to any Owned Intellectual Property listed on Schedule 3.12(a) other than the agreements listed on Schedule 3.12(b).
(f)Company has the full right, power, and authority to grant all of the rights and interests granted to Investor in this Agreement and to the Sublicensee under the Sublicense Agreement.
(g)There are no unpaid maintenance, annuity, or renewal fees currently overdue for any of the Owned Intellectual Property listed on Schedule 3.12(a), nor have any applications or registrations therefor lapsed or become abandoned, been cancelled, or expired except in the ordinary course of prosecution.
(h)There is no pending, decided or settled opposition, interference proceeding, reexamination proceeding, cancellation proceeding, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade

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Commission investigation, decree, or any other dispute, disagreement, or claim to which Company is or was a party (collectively referred to hereinafter as “Disputes”), nor has any such Dispute to the knowledge of Company been threatened in writing, challenging the legality, validity, enforceability or ownership of any Intellectual Property or which would give rise to a credit against the Royalties or Milestones under the Sublicense Agreement.
(i)There is no pending or, to Company’s Knowledge, threatened action, suit, or proceeding, or any investigation or claim by any Governmental Authority to which Company is a party (1) that is the subject of a claim for indemnification by any Person or Third Party under any Material Contract, or (2) that the marketing, sale or distribution of the Licensed Product in the Field in the Territory by Company or the Sublicensee infringes on any patent or other intellectual property rights of any other Person.
Section 1.13Regulatory Approval.
(a)Company is in material compliance with, and has materially complied with, all applicable federal, state, local and foreign laws, rules, regulations, standards, orders and decrees governing its business, including all regulations promulgated by each Regulatory Agency in the territory in which Company operates or engages in activities in connection with the Licensed Products the failure of compliance with which could reasonably be expected to result in a Material Adverse Effect; Company has not, and to the Knowledge of Company, the Sublicensee has not, received any notice citing action or inaction by any of them that would constitute any material non-compliance with any applicable federal, state, local and foreign laws, rules, regulations that would reasonably be expected to result in a Material Adverse Effect.
(b)The studies, tests and preclinical and clinical trials conducted relating to the Licensed Product have been conducted in all material respects in accordance with experimental protocols and Applicable Laws; the descriptions of the results of such studies, tests and trials are accurate in all material respects; and Company has not received any notices or correspondence from any Regulatory Agency requiring the termination, suspension, or material modification or clinical hold of any such studies, tests or preclinical or clinical trials conducted by or on behalf of Company or the Sublicensee, which termination, suspension, material modification or clinical hold could reasonably be expected to result in a Material Adverse Effect.
Section 1.14Material Contracts.
(a)Except as set forth on Schedule 3.14, there are no Material Contracts other than the License Agreements and the Sublicense Agreements. Company is not in breach of or in default under any Material Contract, which default, individually or in the aggregate, would result in a Material Adverse Effect. Company has not received any notice of any threat of termination of any such Material Contract. To the Knowledge of Company, no other party to a Material Contract is in breach of or in default under such Material Contract. All Material Contracts are valid and binding on Company and, to the Knowledge of Company on each other party thereto, and are in full force and effect. The Company agrees that it has not previously and shall never in the future borrow against or assign any portion of its interest in the funds to be paid by Sublicensee to Company for the Xaciato Product to any third party without advance disclosure and written approval of Investor.
(b)Without limiting the generality of the foregoing, with respect to the License Agreement and Sublicenses Agreement:
(i)Attached hereto:

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(1)As Exhibit A is a true and complete copy of the Sublicense Agreement, as amended through the Effective Date;
(2)As Exhibit C is a true and complete copy of the License Agreement, as amended through the Effective Date;
(ii)Company nor, to the Knowledge of Company, the Licensor or the Sublicensee, has impaired, waived, altered, or modified in any material respect, whether by way of any sublicense or consent or otherwise, the License Agreement or Sublicense Agreement, respectively. To the Knowledge of Company, Sublicensee has not granted any sublicense under or with respect to the Sublicense Agreement.
(iii)Company has not released in any material respect (a) the Licensor, in whole or in part, from any of its obligations under the License Agreement, or (b) the Sublicensee, in whole or in part, from any of its obligations under the Sublicense Agreement.
(iv)Company has not received any written notice from (a) the Licensor terminating, or requesting any amendment, alteration, modification, or termination of the License Agreement, nor has the Licensor indicated or communicated to Company any desire or intent to do so, or (b) the Sublicensee terminating, or requesting any amendment, alteration, modification, or termination of the Sublicense Agreement, nor has the Sublicensee indicated or communicated to Company any desire or intent to do so.
(v)[Reserved].
(vi)To the Knowledge of Company, no event has occurred, and no condition exists that would materially adversely affect the right of Company to receive Royalties and Milestones payable under the Sublicense Agreement. Company has not taken any action or omitted to take any action, that would adversely affect the right of Company to receive Royalties and Milestones payable under the Sublicense Agreement.
(vii)The License Agreement is enforceable against Company and, to the Knowledge of Company, the Licensor thereunder, in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of the License Agreement was and is within the corporate powers of Company and, to the Knowledge of Company, the Licensor. The License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, Company and, to the Knowledge of Company, the Licensor. There is no material breach or default, or event which, upon notice or the passage of time, or both, would give rise to any material breach or default, in the performance of the License Agreement by Company or, to the Knowledge of Company, the Licensor.
(viii)The Sublicense Agreement is enforceable against Company and, to the Knowledge of Company, the Sublicensee thereunder, in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of the Sublicense Agreement was and is within the corporate powers of Company and, to the Knowledge of Company, the Sublicensee. The Sublicense Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, Company and, to the Knowledge of Company, the Sublicensee. There is no breach or default, or event which, upon notice or the passage of

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time, or both, could give rise to any breach or default, in the performance of the Sublicense Agreement by Company or, to the Knowledge of Company, the Sublicensee.
(ix)To the Knowledge of Company, except as set forth in the Sublicense Agreement, the Sublicensee has no right of set-off against any Royalties or Milestones or any other amount payable to Company under the Sublicense Agreement other than as expressly set forth in the Sublicense Agreement.
(x)Sublicensee has not provided written notice to Company of any intention to replace a Licensed Product with an alternative product or reduce materially its efforts to develop and commercialize the Licensed Products.
(xi)Schedule 3.14 annexed hereto sets forth to Company’s Knowledge a true and complete copy of all Sales Reports provided by Sublicensee to Company through September 30, 2023.
Section 1.15Name, State of Formation or Organization, and Principal Place of Business.
The full legal name, state of incorporation and principal place of business of Company is set forth on Schedule 3.15.
Section 1.16Broker’s Fees.
Other than fees payable to Cowen and Company, LLC, financial advisor to Company, neither Company nor any Affiliate of Company has taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.
Section 1.17Taxes.
No deduction or withholding for or on account of any Tax has been made from any payment by Sublicensee to Company under the Sublicense Agreement.
Section 1.18Bankruptcy Event.
No Bankruptcy Event has occurred with respect to Company or, to the Knowledge of Company, with respect to the Licensor or the Sublicensee.
Section 1.19Material Adverse Effect.
Since September 30, 2023, to the Knowledge of Company, no event has occurred which with the passage of time and/or the giving of notice would constitute a Material Adverse Effect.

Article IV.
REPRESENTATIONS AND WARRANTIES OF INVESTOR
Investor represents and warrants to Company the following:

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Section 1.01Organization.
Investor is a limited liability company duly organized and validly existing under the laws of the State of Georgia.
Section 1.02Authorization.
Investor has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by Investor and each Transaction Document constitutes the valid and binding obligation of Investor, enforceable against Investor in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or general equitable principles.
Section 1.03Broker’s Fees.
Investor has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.
Section 1.04Conflicts.
Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (A) any law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Investor or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which Investor is a party or by which Investor or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of Investor; or (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority.
Section 1.05Tax Status.
Investor is exempt from United States federal withholding Tax on all payments with respect to the Purchased Interest by reason of being a “United States person”, as such term is defined in Section 7701(a)(30) of the Code (a “U.S. Person”). Investor is acting as a principal, and not as an agent for any other Person, in connection with the execution, delivery, and performance by Investor of the Transaction Documents and the consummation of the transactions contemplated thereby.
Section 1.06Access to Information.
Investor acknowledges that it has (a) reviewed the License Agreement and the Sublicense Agreement, the Warrant and such other documents and information that were requested by Investor and provided to Investor by Company and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of Company concerning the License Agreement and the Sublicense Agreement, Company’s business and financial condition and such other documents and information, in each case, as it deemed necessary to make an informed decision to purchase, acquire, and accept the Purchased Interest and the Warrant in accordance with the

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terms of this Agreement. Investor has such knowledge, sophistication, and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring, and accepting the Purchased Interest and the Warrant in accordance with the terms of this Agreement. Company has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Milestones, Royalties, Purchased Interest, the License Agreement, the Sublicense Agreement, the Intellectual Property, the Products, the Licensor, the Sublicensee, or any other matter, except as expressly set forth in this Agreement, and Company expressly disclaims any and all liability that may be based on such information or errors therein or omissions therefrom. Investor has not relied and is not relying on any statement, representation, or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by Company, except as expressly set forth in Article III. Neither Company nor any of its Affiliates or representatives will have any liability to Investor or any of its Affiliates or representatives resulting from the use of any information, documents, or materials made available to Investor, whether orally or in writing, in any confidential information memoranda, market surveys, financial projections, “data rooms”, due diligence discussions, or in any other form in expectation of the transactions contemplated by this Agreement, and Investor acknowledges and agrees that all information provided by or on behalf of Company to Investor prior to the Effective Date has been provided “AS IS”. Company is not making, directly or indirectly, any representation or warranty with respect to any estimates, projections, or forecasts involving the Milestones, Royalties, Purchased Interest, or Purchased Interest, the License Agreements, the Sublicense Agreements, the Intellectual Property, the Products, the Licensors, the Sublicensees, or any other matter. Investor acknowledges that there are inherent uncertainties in attempting to make such estimates, projections, and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections, or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections, and forecasts). Investor acknowledges that Investor will acquire the Purchased Interest on an “as-is” and “where-is” basis, except as expressly set forth in Article III. Investor acknowledges and agrees that the representations and warranties in Article III are the result of arms’-length negotiations between sophisticated parties. Investor has no Knowledge or reason to believe that any of the representations or warranties made by Company as of the Effective Date are untrue, incomplete, or inaccurate.
Article V.
COVENANTS
During the Payment Term, the following covenants shall apply:
Section 1.01Consents and Waivers.
The Parties shall work together to use commercially reasonable efforts to obtain and maintain any required Consents, acknowledgements, certificates, or waivers, at Investor’s cost and expense, to the extent necessary so that the transactions contemplated by this Agreement, or any other Transaction Document may be consummated and performed and shall not result in any material default, material breach or termination of any of the Material Contracts.
Section 1.02Access; Information.
(a)Promptly after receipt by Company or any Affiliate of Company of notice of any action, claim, investigation, proceeding (commenced or threatened), certificate, offer, proposal, material correspondence or other material written communication relating to the transactions contemplated by this Agreement, any other Transaction Document, the Purchased Interest, or any License Agreement or Sublicense Agreement, then, Company shall inform Investor of the receipt of such notice and the substance of such action, claim, investigation, proceeding, certificate,

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offer, proposal, correspondence or other written communication and, if in writing shall, furnish Investor with a copy of such notice and any related materials with respect to such action, claim, investigation, proceeding, certificate, offer, proposal, correspondence or other written communication, in each case, to the extent such action would not constitute a Confidentiality Breach.
(b)Company shall keep, maintain, and exercise any rights it has under the Sublicense Agreement to cause the Sublicensee to keep and maintain, at all times full and accurate books of account and records adequate to reflect correctly all payments paid and/or payable with respect to the Royalties and the Milestones. In the event that the Sublicensee does not provide copies of any Sales Report to Investor, upon Investor’s reasonable request and at Investor’s expense, Company shall provide Investor with copies of all Sales Reports received by Company pursuant to the Sublicense Agreement, to the extent such action would not constitute a Confidentiality Breach. Company shall, upon Investor’s reasonable request and at Investor’s expense, exercise any rights they have under the Sublicense Agreement to audit the books and records of each Sublicensee subject to the terms and conditions of the Sublicense Agreement. Within a reasonable time after completion of any audit of any Sublicensee, Company shall deliver to Investor a copy of any audit report received by Company pursuant to the Sublicense Agreement summarizing the results of such audit, to the extent such action would not constitute a Confidentiality Breach.
(c)Investor and any of its representatives shall have the right, from time to time, to visit Company or Company’s Affiliate’s offices and properties where books and records relating or pertaining to the Royalties, Milestones, and Purchased Interest are kept and maintained for purposes of conducting an audit of such books and records with respect thereto, and to inspect, copy and audit such books and records, during normal business hours; provided that no more than one such audit with respect to the Products collectively shall be conducted in any Calendar Year. Upon ten (10) Business Days’ written notice by Investor, Company shall provide or shall cause its Affiliates to provide to Investor or any of its representatives reasonable access to such books and records, and shall permit Investor and its representatives to discuss the business, operations, properties and financial and other condition of Company, with respect to matters relating to the Royalties, Milestones, and Purchased Interest with any officer of Company and with one nationally recognized independent certified public accountant; provided that Company and its Affiliates shall not be required to provide such access more frequently than once in any Fiscal Year and, provided further, that such action above would not constitute a Confidentiality Breach.
(d)Company shall maintain a system of accounting established and administered in accordance with sound business practices and GAAP.
Section 1.03Material Contracts.
(a)Company shall comply with all material terms and conditions of and fulfill all of its material obligations under all Material Contracts relating to the Royalties, Milestones, and the Purchased Interest (including, without limitation, the License Agreement and Sublicense Agreement). Company shall not amend any such Material Contract or issue any consents or other approvals under any such Material Contract that would have a material adverse effect on the amount, timing, or duration of the payments to be made in respect of the Purchased Interest without the prior written consent of Investor. Company shall, at Investor’s expense, take, all actions reasonably necessary to enforce its rights under any such Material Contract (subject to the reasonable direction and approval of Investor) and perform all of its obligations under any such Material Contract.

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(b)Termination of Sublicense Agreement.
(i)In the event any Sublicense Agreement is terminated for any reason whatsoever, Company shall, at Investor’s expense, use commercially reasonable efforts to locate and secure one or more replacement Sublicensee(s) and enter into a replacement sublicense agreement granting such replacement Sublicensee a license and sublicense under the Intellectual Property to commercialize Xaciato in the Field in the Territory.
(ii)In the event that that the Sublicense Agreement is terminated during the Payment Term, and Company enters into a replacement sublicense agreement in respect of the Xaciato Product, the Purchased Interest shall include, and Investor shall be entitled to, the same percentages of the Net Milestone Payments and Net Royalty Payments set forth in Exhibit D; provided that such Net Milestone Payments and Net Royalty Payments shall be calculated using the royalties and milestones set forth in the new replacement sublicense agreement.
Section 1.04Confidentiality; Public Announcement.
(a)Except as expressly authorized in this Agreement or the other Transaction Documents, and subject to Section 5.02, Investor hereby agrees to (i) use the Confidential Information solely for the purpose of the transactions contemplated by this Agreement and the other Transaction Documents and as necessary in exercising its rights and remedies and performing its obligations hereunder and thereunder; (ii) keep confidential the Confidential Information; (iii) not furnish or disclose to any Person any Confidential Information; (iv) not make use of the trademark, logo, service mark, trade dress or other mark or symbol identifying or associated with the Licensed Products, any manufacturer, distributor or supplier of the Licensed Products, and (v) take the same commercially reasonable steps to protect the Confidential Information as its takes to protect its own proprietary and confidential information. Notwithstanding anything to the contrary set forth in this Agreement, the parties acknowledge and agree that Confidential Information (other than Sublicensee/Licensor Confidential Information) shall not include any information to the extent it can be established by competent written records (A) is, at the time of disclosure, or thereafter becomes, a part of the public domain or publicly known or available, other than through any act or omission of Investor in breach of the obligations under this Section 5.04, (B) was known to Investor at the time of disclosure to Investor, (C) is, at the time of disclosure, or thereafter becomes, known to Investor from a source that had a lawful right to disclose such information to others or (D) was independently developed by Investor without use or reference to any Confidential Information.
(b)Notwithstanding anything to the contrary set forth in this Agreement other than Section 5.04(g), Investor may, without the consent of Company, (i) furnish or disclose Confidential Information of Company (for the avoidance of doubt, other than Sublicensee/Licensor Confidential Information) to its or any of its Affiliates’ actual and potential partners, directors, employees, managers, officers, investors, co-investors, financing parties, bankers, lenders, advisors, trustees and representatives (“Representatives”) on a need-to-know basis provided that such Persons shall be informed of the confidential nature of such information and such Persons shall be under confidentiality and non-use obligations with respect to such information on terms substantially similar to this Section 5.04 for a period of at least three (3) years following the end of the Payment Term, and (ii) furnish or disclose Confidential Information of Company (for the avoidance of doubt, other than Sublicensee/Licensor Confidential Information) to any potential or actual purchaser, transferee or assignee (including non-Affiliates) of all or any portion of the Purchased Interest to whom Investor is entitled to sell, transfer pledge or assign the Purchased Interest (or portion thereof) under Section 7.05 of this Agreement provided that such potential or actual purchaser, transferee or assignee shall be informed of the confidential nature of such information and such potential or actual purchaser,

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transferee or assignee shall be under confidentiality and non-use obligations with respect to such information on terms substantially similar to this Section 5.04 for a period of at least three (3) years following the end of the Payment Term.
(c)In the event that Investor, its Affiliates or their respective Representatives are required by Applicable Law or legal or judicial process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to furnish or disclose any portion of the Confidential Information of Company (for the avoidance of doubt, other than Sublicensee/Licensor Confidential Information), Investor shall, to the extent legally permitted, provide Company, as promptly as practicable, with written notice of the existence of, and terms and circumstances relating to, such requirement, so that Company may seek a protective order or other appropriate remedy (and, if Company seeks such an order, Investor, such Affiliates or such Representatives, as the case may be, shall provide, at Company’s expense, such cooperation as Company shall reasonably require). Subject to the foregoing, Investor, such Affiliates or such Representatives, as the case may be, may disclose that portion (and only that portion) of the Confidential Information Company that is legally required to be disclosed; provided, however, that Investor, such Affiliates or such Representatives, as the case may be, shall exercise reasonable efforts (at Company’s expense) to obtain reliable assurance that confidential treatment will be accorded any such Confidential Information of Company disclosed.
(d)Notwithstanding anything to the contrary contained in this Agreement, Investor may disclose the Confidential Information of Company (for the avoidance of doubt other than Sublicensee/Licensor Confidential Information), including this Agreement, the other Transaction Documents and the terms and conditions hereof and thereof, to the extent necessary in connection with the enforcement of its rights and remedies hereunder or thereunder or as required to perfect Investor’s rights hereunder or thereunder; provided that, Investor shall only disclose that portion of such Confidential Information of Company that its counsel advises that it is legally required to disclose and is necessary to disclose to enforce or perfect its rights and remedies hereunder and thereunder, and will exercise commercially reasonable efforts to ensure that confidential treatment will be accorded to that portion of such Confidential Information of Company that is being disclosed, including requesting confidential treatment of information in the Transaction Documents (for purposes of clarity, Investor shall not be required to seek confidential treatment with respect to any financing statements permitted under Section 6.01(b), but the forms of such initial financing statements will be provided to Company for approval prior to filing, which shall not be unreasonably withheld). In any such event, Investor will not oppose action by Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information of Company so disclosed.
(e)In addition, Company consents and agrees that Investor may publicly disclose the transaction contemplated by this Agreement as may be required under Applicable Law, including under the Securities Exchange Act of 1934, as amended, or as may be required under applicable stock exchange rules. Prior to any public disclosure by Investor pursuant to this Section 5.04(e), Investor will provide a draft of the proposed public disclosure to Company for prior approval, which shall not be unreasonably withheld.
(f)Except as set forth below, the Parties’ obligations under this Section 5.04 shall remain in effect during the Payment Term and shall continue until the three (3) year anniversary of the end of the Payment Term; provided, however, that for any and all trade secrets, the Parties’ obligations under this Section 5.04 shall remain in effect during the Payment Term and shall continue for so long as such information qualifies as a trade secret under applicable federal and/or state law.

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(g)Company and Investor shall agree on the initial public announcement of the transactions contemplated by the Transaction Documents. Company may thereafter make such further public announcement regarding the transactions contemplated by the Transaction Documents as it wishes. Investor shall be permitted to make such further disclosures as is consistent with such initial public announcement or prior public announcements by Company or with Company’s prior written consent not to be unreasonably withheld or delayed.
(h)The confidentiality provisions set forth in this Section 5.04 supersede the provisions of the Confidentiality Agreement in all respects, and all Confidential Information disclosed to Investor prior to the Effective Date shall be instead treated as Confidential Information under this Section 5.04. Upon the Effective Date, the Confidentiality Agreement shall immediately terminate and shall have no further force and effect.
Section 1.05Further Assurance.
(a)Subject to the terms and conditions of this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Laws and regulations to consummate the transactions contemplated by this Agreement and any other Transaction Document. Each of the Parties agree to execute and deliver such other documents, certificates, agreements and other writings (including any financing statement filings requested by Investor) and to take such other actions as may be reasonably requested by a Party that are reasonably necessary to vest in Investor good, valid and marketable rights and interests in and to the Purchased Interest in accordance with this Agreement and the Transaction Documents, subject and subordinate, in all respects, to all of the rights of the Licensor and Sublicensee under the License Agreement and the Sublicense Agreement.
(b)Each of the Parties shall execute and deliver such additional documents, certificates, and instruments, and to perform such additional acts, as may be reasonably requested and necessary to carry out and effectuate the provisions of this Agreement and any other Transaction Document and to consummate the transactions contemplated by this Agreement and any other Transaction Documents.
(c)Each of the Parties shall cooperate and provide assistance as reasonably requested by the other Parties at such other Parties’ expense, in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any Party hereto or any of its officers, directors, shareholders, agents or employees is or may become a Party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement, any other Transaction Document, the Purchased Interest, or the transactions described herein or therein.
Section 1.06[Reserved].
Section 1.07Intellectual Property.
(a)Subject in all respects to the terms and conditions of the Sublicense Agreement and License Agreement, Company shall, either directly or by causing the Sublicensee to do so, take any actions (including taking legal action to specifically enforce the applicable terms of the License Agreement and the Sublicense Agreement) requested by Investor that are reasonably necessary to (i) diligently prosecute and maintain the applicable Intellectual Property and the Patents in the Field in the Territory and (ii) diligently defend or assert such Intellectual Property and such Patents against infringement or interference by any other Persons in the Field in the Territory, and against any claims of invalidity or unenforceability, in any jurisdiction in the Field

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in the Territory (including, without limitation, by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference). Company shall keep Investor reasonably informed of all such actions and Investor shall, to the extent permitted under the Sublicense Agreement and License Agreement, have the opportunity to participate and meaningfully consult with Company with respect to the direction thereof. Company shall, in good faith, consider all input from Investor, and, subject to the rights of the Licensor under the License Agreement and Sublicensee under the Sublicense Agreement, if, in Investor’s reasonable judgment, Company does not exercise diligent efforts with respect to its rights under the License Agreement or Sublicense Agreement relating to the prosecution or maintenance of the Product Specific Patents, Investor may, in its sole discretion, and only to the extent permitted under the applicable Sublicense Agreement and License Agreement, assume control of the prosecution and maintenance of the Product Specific Patents at Investor’s sole cost and expense. Company shall not, and shall use its commercially reasonable efforts to exercise its rights under the Sublicense Agreement and License Agreement to cause the Licensee and Sublicensee to not, disclaim or abandon or fail to take any action necessary to prevent the disclaimer or abandonment of the applicable Patents or other Intellectual Property where such disclaimer or abandonment would be reasonably likely to result in a Material Adverse Effect.
(b)Company shall use commercially reasonable efforts to exercise its rights under the Sublicense Agreement and License Agreement that it may have to prosecute all pending patent applications related to the Licensed Product as listed in Schedule 3.12(a).
(c)Company shall directly take, or subject in all respects to the terms and conditions of the Sublicense Agreement cause Sublicensee to take, any and all actions and prepare, execute, deliver, and file any and all agreements, documents or instruments that are reasonably necessary in order to secure and maintain all Regulatory Approvals. Company may not withdraw or abandon or fail to take any action necessary to prevent the withdrawal or abandonment of any Regulatory Approval once obtained without the prior written consent of Investor.
Section 1.08Negative Covenants.
Subject to Section 5.09, Company may not without the prior written consent of Investor:
(a)forgive, release, delay, postpone or compromise any amount owed to Company in respect of the Royalties and Milestones;
(b)waive, amend, cancel, or terminate, exercise, or fail to exercise, any material rights constituting or relating to the Royalties and Milestones;
(c)amend, modify, restate, cancel, supplement, terminate or waive any provision of the License Agreement or Sublicense Agreement, or grant any consent thereunder, or agree to do any of the foregoing, including, without limitation, entering into any agreement with the Licensor under the provisions of the License Agreement, in each case if such action or waiver would be reasonably likely to have a material adverse effect on the amount, timing, or duration of the payments in respect of the Purchased Interest.
(d)create, incur, assume, or suffer to exist any Lien, or exercise any right of rescission, offset, counterclaim or defense, upon or with respect to the Purchased Interest, or agree to do or suffer to exist any of the foregoing, except for any Lien or agreements in favor of Investor granted under or pursuant to this Agreement and the other Transaction Documents; or
(e)sell, lease, sub license, transfer, or assign (or attempt to do any of the foregoing) all or any portion of the Purchased Interest, other than as permitted hereunder.

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Section 1.09Future Agreements.
(a)Notwithstanding anything in this Agreement to the contrary, Company shall have the right directly, or through a wholly owned Affiliate, sell, assign, pledge as security (including by way of a grant of a security interest in), contribute, convey, grants, collaterally assign, or otherwise transfer to a Third Party such portion of the Royalties and Milestones which are not included in the Purchased Interest (together with the Purchased Interest relating thereto).
(b)Notwithstanding anything in this Agreement to the contrary, there shall be no restrictions on Company’s ability to grant further licenses and sublicenses to Third Parties with respect to the Products or any other products, and Investor shall enter into a non‐disturbance agreement reasonably acceptable to Company with such future licensees and sublicensees subordinating the rights of Investor to the rights of such future licensees and sublicensees.
Section 1.10Notice.
Company shall provide Investor with written notice as promptly as reasonably practicable (and in any event within ten (10) Business Days) after becoming aware of any of the following:
(a)any material breach or default by Company of any covenant, agreement or other provision of this Agreement or any other Transaction Document;
(b)any representation or warranty made or deemed made by Company in any of the Transaction Documents or in any certificate delivered to Investor pursuant hereto shall prove to be untrue, inaccurate, or incomplete in any material respect on the date as of which made or deemed made;
(c)any further sublicense by a Sublicensee of any rights sublicensed pursuant to any Sublicense Agreement;
(d)the occurrence of a Bankruptcy Event with respect to Company, any Licensor, or any Sublicensee; and
(e)any material breach or default by any Licensor under any License Agreement, or the termination of any License Agreement.
Section 1.11[Reserved].
Article VI.
EFFECTIVE DATE
Section 1.01Effective Date Deliverables. On the Effective Date:
(a)Warrant. Company shall deliver to Investor the Closing Warrant to purchase 5,000,000 shares of Company Common Stock.
(b)Corporate Documents of Company. Company shall deliver to Investor a certificate of an executive officer of Company to the effect set forth in Exhibit E (the statements made in which shall be true and correct on and as of the Effective Date) together with (A) the certificate of incorporation and by-laws of Company, and all amendments thereto, and (B) resolutions duly adopted by the board of directors of Company (or an authorized committee thereof) authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.

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(c)Incumbency Certificate of Investor. Investor shall deliver to Company a certificate of an officer of Investor, dated the Effective Date, setting forth the incumbency of the officer or officers of Investor who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer.
(d)Payment of Initial Investment Amount. Investor shall pay to Company, and Company shall have received, the Initial Investment Amount payment required under Section 2.03(a) of the Agreement.
(e)Tax Forms. Investor will deliver to Company a valid and properly executed IRS Form W-9 certifying that Investor is a U.S. Person that is exempt from United States federal withholding Tax with respect to all payments in respect of the Purchased Interest. Company will deliver to Investor, a valid and properly executed IRS Form W-9 certifying that Company is a U.S. Person that is exempt from United States federal withholding Tax with respect to all payments from Investor to Company.
Article VII.
MISCELLANEOUS
Section 1.01Termination; Survival.
(a)This Agreement shall terminate on the date that is the earlier of (i) the date upon which the payment of the Purchased Interest in respect of the Xaciato Product is made in full to Investor pursuant to and in accordance with the terms of the Transaction, and (ii) the payment to Investor of an aggregate amount under this Agreement equal to the Hard Cap.
(b)In the event of the termination of this Agreement, this Agreement shall become void and of no further force and effect, except for those rights and obligations that have accrued prior to the date of such termination, including the payment in accordance with the terms hereof of the Purchased Interest earned prior the date of such termination and there shall be no liability on the part of any Party hereto, any of its Affiliates or controlling Persons or any of their respective officers, directors, shareholders, members, partners, controlling Persons, managers, agents or employees, other than as provided for in this Section 7.01(b). Nothing contained in this Section 7.01 shall relieve any Party hereto from liability for any breach of this Agreement that occurs prior to such termination.
(c)Upon termination of this Agreement in whole or in part, Investor will return or destroy all tangible materials comprising, bearing, or containing any Confidential Information that is in Investor’s or its Affiliates’ possession or control (or if the Agreement is terminated only with respect to a Product, such Confidential Information that relates to such Product) and provide written certification of such return or destruction.
Section 1.02Survival.
All representations and warranties made herein and in any other Transaction Document, any certificates or in any other writing delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and shall continue to survive until the 18 month anniversary of the Effective Date; provided, further, however, that it is understood and agreed that, notwithstanding the survival provisions of this Section 7.02, all of the representations and warranties made by the Parties hereto are made only as of the Effective Date. The obligations of (a) Company to indemnify and hold harmless any Investor Indemnified Party under Section 7.06(a) and (b) Investor to indemnify and hold harmless any Company Indemnified Party under Section 7.06(b), in each case shall terminate (i) when the applicable representation or warranty terminates pursuant to this Section 7.02, with respect to claims made

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pursuant to Section 7.06(a)(i) and Section 7.06(b)(i), as applicable, and (ii) 60 days after the expiration of the applicable statute of limitations (or waivers or extensions thereof), with respect to claims made pursuant to Section 7.06(a)(ii) and Section 7.06(b)(ii), Section 7.06(b)(iii), Section 7.06(c) or Section 7.06(d); provided, however, that, in each case, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which a Investor Indemnified Party or a Company Indemnified Party shall have, before the expiration of the applicable period, previously notified the indemnifying Party pursuant to and in accordance with Section 7.06(c).
Section 1.03Specific Performance.
Each of the Parties hereto acknowledges that the other Party may have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties agrees that the other Party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.
Section 1.04Notices.
All notices, consents, waivers, and communications hereunder given by any party to the other shall be in writing (including facsimile transmission and electronic mail) and delivered personally, by facsimile, by electronic mail, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:
If to Investor to:
United in Endeavour, LLC
1900 The Exchange SE
Suite 480
Atlanta, GA 30339
Attention: E. Adam Webb

If to Company to:
Daré Bioscience, Inc.
3655 Nobel Drive, Suite 260
San Diego, CA 92122
Attention: Sabrina Johnson, CEO

with a copy to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
919 Third Avenue
New York, NY 10022
Attention: Richard Gervase, Esq.

or to such other address or addresses as the Parties may from time to time respectively designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective upon delivery,

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or if delivery is attempted and refused, upon attempted delivery, (b) when sent by electronic mail, be effective one (1) Business Day after transmission, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.
Section 1.05Successors and Assigns.
The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and, subject to this Section 7.05 and the other provisions of this Agreement, their respective successors and permitted assigns. Company shall not be entitled to assign any of its obligations and rights under this Agreement without the prior written consent of Investor, not to be unreasonably withheld, conditioned or delayed, and any such purported assignment, delegation or transfer without such consent will be void ab initio and of no effect; provided, however, such consent shall not be required in connection with a Change of Control of Company. Neither this Agreement nor any of Investor’s rights, interests, or obligations hereunder (including Investor’s rights in respect of the Purchased Interest) may be assigned, delegated, or otherwise transferred, in whole or in part, by operation of law, merger, change of control, or otherwise by Investor without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed) and the consent of the Sublicensee and Licensor whose Consent is required, and any such purported assignment, delegation or transfer without any such required consent will be void ab initio and of no effect.
Section 1.06Indemnification; Dispute Resolution.
(a)Company shall defend, indemnify and hold harmless Investor and its Affiliates and any of their respective directors, managers, members, officers, employees and agents (each a “Investor Indemnified Party”) from and against any and all Losses incurred or suffered by any Investor Indemnified Party arising out of (i) any breach of any representation, warranty, or certification made by Company in any of the Transaction Documents or certificates given by Company in writing pursuant hereto or thereto, or (ii) any breach of or default under any covenant or agreement by Company pursuant to any Transaction Document, including any failure by Company to satisfy any of the Excluded Liabilities and Obligations to the extent that any such Losses are not caused by Investor and subject to indemnification by Investor hereunder; provided, however, that Company shall not be liable for the payment to any Investor Indemnified Party for any portion of such Losses resulting from such Investor Indemnified Party’s gross negligence or willful misconduct. Notwithstanding the foregoing, except to the extent that any Consent is insufficient to allow Investor to receive the Purchased Interest, no Investor Indemnified Party shall be entitled to be indemnified for, or held harmless from, any Losses pursuant to this Section 7.06(a) to the extent such Losses are based on or result from (x) the failure by any Party to obtain a required Consent, or (y) any Consent that is obtained being deficient in any way.
(b)Investor shall defend, indemnify and hold harmless Company and its Affiliates and any of their respective directors, managers, members, officers, employees and agents (each a “Company Indemnified Party”) from and against any and all Losses incurred or suffered by any Company Indemnified Party arising out of (i) any breach of any representation, warranty, or certification made by Investor in any of the Transaction Documents or certificates given by Investor in writing pursuant hereto or thereto, (ii) any breach of or default under any covenant or agreement by Investor pursuant to any Transaction Document, and (iii) any claims asserted by any Third Party to the extent based on action taken by Company at the express direction of Investor pursuant to the terms of this Agreement, other than actions which Company would have been obligated to take under the Sublicense Agreement or the License Agreement in order to avoid a breach even if Company had not been so directed by Investor; provided, however, that Investor shall not be liable for the payment to any Company Indemnified Party for any portion of

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such Losses resulting from such Company Indemnified Party’s gross negligence or willful misconduct.
(c)If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged by a Third Party against an Indemnified Party in respect of which indemnity is to be sought against an indemnifying Party pursuant to the preceding paragraphs (a) or (b) (a “Third Party Claim”), the Indemnified Party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying Party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying Party will not relieve the indemnifying Party from any liability that it may have to any Indemnified Party under the foregoing provisions of this Section 7.06 unless, and only to the extent that, such omission results in the forfeiture of, or has a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying Party. In case any such action is brought against an Indemnified Party and it notifies the indemnifying Party of the commencement thereof, the indemnifying Party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the indemnifying Party), and after notice from the indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying Party will not be liable to such Indemnified Party under this Section 7.06 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an Indemnified Party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying Party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such Indemnified Party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel. It is agreed that the indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such Indemnified Parties. The indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent. No indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.
(d)Claims for Breach. With the exception of breach of contract claims the indemnification afforded by this Section 7.06 shall be the sole and exclusive remedy for any and all Losses sustained or incurred by an Indemnified Party hereto in connection with the transactions contemplated by the Transaction Documents. With the exception of breach of contract claims the only legal action that may be asserted by or on behalf of any Party with respect to an alleged breach of this Agreement or another Transaction Document or any other matter arising out of the transactions contemplated by this Agreement or another Transaction Document shall be an action to enforce or to recover Losses as an indemnification claim pursuant to this Section 7.06. The Party asserting such a claim shall provide the other Party with written notice setting forth in detail the factual and legal basis for such claim, and the Party against whom such a claim is alleged shall thereafter have 60 days within which to cure the alleged

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breach or otherwise remedy the situation. In the event the alleged breach is not cured or the situation is not otherwise remedied within such 60 day period, the non-breaching Party may initiate legal action to enforce its rights under this Agreement or another Transaction Document. Without limiting the generality of the foregoing, with the exception of breach of contract claims, no legal action based upon predecessor or successor liability, contribution, tort, strict liability or any statute, regulation or ordinance may be maintained by or on behalf of any Party or any Indemnified Party with respect to any matter that is the subject of this Section 7.06.
(e)Losses shall be (a) calculated net of actual recoveries received by or on behalf of Indemnified Party under insurance policies, risk sharing pools or similar arrangements (net of any actual collection costs and recoveries and deductibles) and (b) reduced by any proceeds received from third parties, through indemnification, counterclaim or otherwise in compensation for the subject matter of an indemnification claim made hereunder. If any proceeds, benefits or recoveries are received by or on behalf an Indemnified Party with respect to Losses after any indemnifying Party has made an indemnification payment to any Indemnified Party with respect thereto and receipt of such proceeds, benefits or recoveries prior to such payment would have reduced the amount of such indemnification payment if received prior to such payment, then such Indemnified Party shall hold such amounts in trust for the benefit of such indemnifying Party and, within three (3) Business Days after receipt thereof, deliver such amounts (grossed up for any applicable withholding tax) to such indemnifying Party by wire transfer of immediately available funds as directed by such indemnifying Party.
(f)After any final decision, judgment or award with respect to any claim for which indemnification is available under this Section 7.06 and for which Losses have been awarded by a court of competent jurisdiction and the expiration of the time in which to appeal therefrom, the Indemnified Party shall forward to the indemnifying Party notice of any sums due and owing by the indemnifying Party on account of any Claim for indemnification made pursuant to this Agreement with respect to such matter, and the indemnifying Party shall pay all such amounts to the Indemnified Party within ten (10) Business Days of receipt of such notice.
(g)Notwithstanding anything in this Agreement to the contrary, except to the extent actually paid to a Third Party in respect of a Third Party Claim, in no event shall (a) any Party be liable under this Section 7.06 for any indirect, consequential, special or punitive damages or loss of profits, (b) Company and its employees, officers, directors, agents, successors or assigns, taken as a whole, be liable for any Losses in the aggregate greater than (x) the amount of the Purchased Interest when due under this Agreement, less (y) the amount of all payments in respect of the Purchased Interest already received by Investor, and (c) Investor or any of its employees, officers, directors, agents, successors or assigns, taken as a whole, be liable for any Losses in the aggregate greater than the amount of the sum of the Aggregate Investment Amount and each of the Contingent Investment Amount Payments (if any) paid by Investor to Company when due under this Agreement. For clarity, no Party hereto shall have any right to terminate this Agreement or any other Transaction Document as a result of any breach by any other Party hereto hereof or thereof, but instead shall have the rights set forth in this Section 7.06.
(h)The Parties shall use commercially reasonable efforts to cooperate with each other in order to resolve or mitigate any claims indemnifiable under this Section 7.06. Each Party shall respond to any claims in substantially the same manner it would respond to such claims in the absence of the indemnification provisions of this Agreement. If any Party intentionally fails to make such commercially reasonable efforts to mitigate or resolve any such claim, then, notwithstanding anything else to the contrary contained herein, the other Parties shall not be required to indemnify any Person for any portion of such indemnifiable loss that could reasonably be expected to have been avoided if such Party had made such efforts.

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(i)Prior to bringing a legal action against the other Party, such dispute shall be separately negotiated by the Parties hereto in good faith and all reasonable efforts undertaken to settle amicably such matters before resorting to further legal recourse, as follows: upon the occurrence of a dispute between the Parties, including, without limitation, any breach of this Agreement or any obligation relating thereto, the matter shall be referred first to the officers of Company and Investor having responsibility for the subject matter of the dispute, or their designees. The officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty (30) days. If such efforts do not result in mutually satisfactory resolution of the dispute, the matter shall be referred to the chief executive officers of Company and Investor, or their designees. The chief executive officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty additional (30) days, or such longer period of time to which the chief executive officers may agree. In the event the dispute has not been resolved at the end of such thirty (30) day period (or such longer period as agreed to by the chief executive officers of the Parties), either Party shall be entitled to bring an action in accordance with Section 7.06(a) and (b), above.
Section 1.07Independent Nature of Relationship.
The relationship between Company, on the one hand, and Investor, on the other hand, is solely that of assignor and assignee, and neither Investor, on the one hand, nor Company, on the other hand, has any fiduciary or other special relationship with the other or any of their respective Affiliates.
Section 1.08Tax.
(a)The Parties (i) agree that for U.S. federal and applicable state and local income Tax purposes, the transactions contemplated by this Agreement are intended to constitute a debt instrument that is subject to U.S. Treasury Regulations under Section 1.1275-4(b) governing contingent payment debt instruments and (ii) agree that the rights in respect of the Total Investment Amount constitute a debt instrument for U.S. federal and applicable state and local income tax purposes. The Parties agree not to take and to not cause or permit their Affiliates to take, any position that is inconsistent with the provisions of this Section 7.08 on any U.S. federal, state or local income Tax return or for any other U.S. federal, state or local income Tax purpose, unless the Party that contemplates taking such an inconsistent position has been advised by national recognized counsel or accounting firm in writing that it is more likely than not that the inconsistent position is required by applicable Law or unless required by the good faith resolution of a Tax audit or other Tax proceeding.
(b)On or prior to the Effective Date, Investor shall have delivered to Company a valid, properly executed IRS Form W-9 certifying that such Investor is (or payments to such Investor are) exempt from U.S. federal withholding tax with respect to any and all payments pursuant to this Agreement. Investor will notify Company reasonably in advance of any action or proposed action that would make any such form inaccurate and will replace the inaccurate form with an accurate one. Company shall provide the Investor any reasonable assistance it may seek in obtaining an exemption or reduced rate from, or refund of, any U.S. federal withholding tax, if applicable.
Each Party’s obligations under this Section 7.08 shall survive the termination of this Agreement, any assignment by Investor and the payment, satisfaction or discharge of all obligations under this Agreement.
(c)The Parties hereto agree not to take any position that is inconsistent with the provisions of this Section 7.08 on any tax return or in any audit or other administrative or judicial

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proceeding unless (i) the other Party to this Agreement has consented in writing to such actions, or (ii) the Party that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 7.08. If a Governmental Authority conducts an inquiry of any Party related to this Section 7.08, the Parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 7.08.
(d)This Agreement is not intended to create a deemed partnership, association or joint venture between Investor and Company. Each Party agrees not to refer to the other as a “partner,” or the relationship as a “partnership” or “joint venture.”
Section 1.12Entire Agreement.
This Agreement, together with the Exhibits and Schedules hereto, and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements (including the Term Sheet dated December 15, 2023, between Investor and Company), understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition, or warranty not set forth herein (or in the Exhibits, Schedules, or other Transaction Documents) has been made or relied upon by either Party hereto. None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 1.10Amendments; No Waivers.
(a)This Agreement or any term or provision hereof may not be amended, changed, or modified except with the written consent of the Parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the Party against whom such waiver is sought to be enforced.
(b)No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 1.11Interpretation.
When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither Party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.
Section 1.12Headings and Captions.
The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

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Section 1.13Counterparts; Effectiveness.
This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.
Section 1.14Severability.
If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.
Section 1.15Expenses.
Each Party hereto will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement.
Section 1.16Governing Law; Jurisdiction.
(a)This Agreement shall be governed and construed in accordance with the laws of the State of Georgia, USA, without giving effect to any choice of law provisions thereof. Each Party hereby submits itself for the purpose of this Agreement and any controversy arising hereunder to the exclusive jurisdiction of the state and federal courts located in Cobb County, Georgia, USA, and any courts of appeal therefrom, and waives any objection on the grounds of lack of jurisdiction (including, without limitation, venue) to the exercise of such jurisdiction over it by any such courts.
(b)Each Party hereto hereby irrevocably consents to the service of process out of any of the courts referred to in subsection (a) above of this Section 7.16 in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each Party hereto hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a Party to serve process on the other Party in any other manner permitted by law.
Section 1.17Waiver of Jury Trial.
Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any and all right to trial by jury in any action, proceeding, claim or counterclaim arising out of or relating to any Transaction Document, or the transactions contemplated under any Transaction Document. This waiver shall apply to any subsequent amendments, renewals, supplements, or modifications to any Transaction Document.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

INVESTOR:	UNITED IN ENDEAVOR, LLC

	By:	/S/ ADAM WEBB
	Name:	Adam Webb
	Title:	Managing Member

	By:	/S/ MARK GREEN
	Name:	Mark Green
	Title:	President

COMPANY:	DARÉ BIOSCIENCE, INC.

	By:	/S/ SABRINA JOHNSON
	Name:	Sabrina Johnson
	Title:	Chief Executive Officer

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